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                                                                     EXHIBIT 5.1

                               HALE AND DORR LLP
                              Counsellors At Law
                       60 State Street, Boston, MA 02109
                      TEL 617-526-6000 * FAX 617-526-5000

                                        July 28, 2000

Lifeline Systems, Inc.
111 Lawrence Street
Framingham, MA 01702-8156

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of 1,350,000 shares of Common Stock, $.02 par value per share (the "Shares"), of Lifeline Systems, Inc., a Massachusetts corporation (the "Company"), issuable under the Company's (i) 2000 Employee Stock Option Plan; (ii) 2000 Employee Stock Purchase Plan; and (iii) 2000 Stock Incentive Plan (collectively, the "Plans").

     We have examined the Articles of Organization and By-Laws of the Company, each as restated and/or amended to date, all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, and the federal laws of the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and nonassessable.
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     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                   Very truly yours,

                                   /s/ Hale and Dorr LLP

                                   Hale and Dorr LLP